ANNEX 1

REPORT BY THE BOARD OF DIRECTORS OF TELEFÓNICA, S.A. ON THE PROPOSAL TO DELEGATE POWER TO THE BOARD OF DIRECTORS TO ISSUE DEBENTURES, BONDS, NOTES AND OTHER FIXED-INCOME SECURITIES, BE THEY SIMPLE, EXCHANGEABLE AND/OR CONVERTIBLE, WITH AND ALLOCATION IN THE LAST CASE OF THE POWER TO EXCLUDE THE PRE-EMPTIVE RIGHTS OF SHAREHOLDERS AND HOLDERS OF CONVERTIBLE SECURITIES, THE POWER TO ISSUE PREFERRED SHARES, AND THE POWER TO GUARANTEE THE ISSUANCES OF SUBSIDIARIES, TO BE SUBMITTED FOR APPROVAL TO THE ORDINARY GENERAL SHAREHOLDERS' MEETING (ITEM IV ON THE AGENDA).

1.                SUBJECT-MATTER OF THE REPORT

The Agenda for the Annual General Shareholders’ Meeting of Telefónica, S.A., called for May 9th and 10th , 2007, includes at item IV a draft resolution – which is submitted for the approval of the General Shareholders' Meeting – on the grant of powers to the Board of Directors, with express power to delegate to the Executive Committee, to issue debentures, bonds, promissory notes and other fixed income securities, whether simple, convertible into shares in the Company and/or exchangeable for shares in the Company, in any of the companies in its Group or any other company, and also preference shares including authorisation by the Company to provide security for issues of the aforementioned securities by subsidiaries.

2..                 REASONS FOR THE PROPOSAL

The Board of Directors believes it is highly desirable to have the delegated powers permitted by the regulations in force so that it is in a position at any time to raise on the primary securities markets the funds necessary properly to manage the interests of the Company. The purpose of the delegation of powers is to give the Company's management body the room for manoeuvre and the response capacity required in the competitive market in which it operates in which, very often, the success of a strategic initiative or of a financial transaction depends on the ability to carry it out quickly, without the delays and costs inevitably involved in calling and holding a General Shareholders' Meeting.

To that end, under Article 319 of the Rules of the Companies Registry (Reglamento del Registro Mercantil) and applying by analogy Article 153.1.b) of the Consolidated Text of the Spanish Corporations Act (Texto Refundido de la Ley de Sociedades Anónimas), which provisions empower the General Shareholders' Meeting to delegate power to the Board of Directors to issue fixed income securities and preference shares for consideration in cash, on one or more occasions, within five years, the Board proposes to the General Shareholders' Meeting the draft resolutions at item IV on the Agenda, which also includes a resolution to revoke, to the extent that those powers have not been exercised, the resolution delegating power to issue securities passed by the General Meeting on April 11th, 2003.

The draft resolution sets a maximum total amount for the issues to be effected under the delegated powers of 25,000,000,000 euros or the equivalent in a different currency. The draft resolution also envisages that the Board of Directors be authorised, in the event that it wishes to issue debentures or bonds, to make them convertible and/or exchangeable, and where they are convertible to resolve on the capital increase necessary to meet the requirements of the conversion, provided that increase effected under delegated powers is not of more than half the amount of the share capital, as established by Article 153.1.b) of the Consolidated Text of the Spanish Corporations Act.

The draft resolution also contains the criteria for establishing the terms and method for conversion and/or exchange of the debentures or bonds into shares, where the Board resolves to avail itself of the authorisation by the General Meeting to issue convertible and/or exchangeable debentures or bonds, although it delegates to the Board of Directors itself specification of those terms and method for the conversion and/or exchange in each particular issue within the limits and in accordance with the criteria laid down by the General Meeting. It will accordingly be the Board of Directors which determines the conversion and/or exchange ratio for the shares issued for the conversion or those used for the exchange of the fixed income securities, which ratio may be fixed or variable, with the shares being valued in accordance with any of the procedures indicated in the following paragraphs, at the election of the Board of Directors, as it believes most appropriate. In any event, should the Board resolve to issue convertible and/or exchangeable debentures or bonds under the authorisation requested from the General Shareholders' Meeting, it shall at the same time as approving the issue prepare a Directors' Report setting out in detail the specific conversion and/or exchange terms and method applicable to the issue in question, on which a corresponding report shall be written by an auditor, other than the Company Auditor, appointed for that purpose by the Companies Registry (Registro Mercantil) , as referred to in Article 292 of the Spanish Corporations Act.

Specifically, the resolution being submitted for approval by the Board to the General Shareholders' Meeting provides that, where the issue of convertible and/or exchangeable debentures or bonds has a fixed conversion and/or exchange ratio, the share price set by the Board of Directors for the purposes of the conversion and/or exchange may not be less than the greater of (i) the arithmetical average of the closing prices of shares in the Company on the Spanish Continuous Market over the period to be set by the Board of Directors, of no more than three months or less than fifteen days before the date on which the meeting of the Board of Directors is held at which, in exercise of these delegated powers, it approves the issue of the debentures or bonds; and (ii) the closing price of the shares on that Continuous Market on the day preceding that of the meeting of the Board of Directors at which, in exercise of these delegated powers, it approves the issue of the debentures or bonds. In the event of conversion into shares in a different company (belonging to the Group or otherwise) the same rules, to the extent that they are appropriate and adapted as and when necessary, shall apply, although by reference to the quoted price of the shares in that company on the corresponding market. The Board believes that it is thus given sufficient flexibility to set the value of the shares for the purposes of conversion and/or exchange in accordance with market conditions and other applicable factors, although that value must be, at least, substantially equivalent to their market value at the time at which the Board resolves to issue the debentures or bonds.

At the same time, where the issue is with a variable conversion and/or exchange ratio, the share price set by the Board of Directors for the purposes of the conversion and/or exchange must be the arithmetical average of the closing prices of shares in the Company on the Continuous Market over the period to be set by the Board of Directors itself, of no more than three months or less than five days before the date of the conversion or exchange, and the Board may set a premium or, as the case may be, a discount on that price per share, which premium may be different for each conversion or exchange date in each issue. That notwithstanding, if the Board sets a discount on that price per share, it may not be more than 30% of the quoted price of the share in such period preceding the date of the conversion or exchange of the debentures or bonds into shares as the Board itself sets. In the event of exchange with shares in a different company (belonging to the Group or otherwise) the same rules shall apply, to the extent that they are appropriate and adapted as and when necessary, although by reference to the quoted price of the shares in that company on the corresponding market. Once again, the Board believes this gives it sufficient room for manoeuvre to set the variable conversion/exchange ratio in accordance with the circumstances of the market and other factors which the Board has to take into account, although setting a ceiling on the discount in order to ensure that in the case of conversion the issue price of the new shares, where a discount is granted, does not depart by more than 30% from the market value of the shares at the time of the conversion.

In both cases it is established that, in accordance with Article 292.3 of the Spanish Corporations Act (in conjunction with Article 47.2 of that statute) bonds cannot be converted into shares where the nominal value of the bonds is less than that of the shares and that, similarly, the value of shares for the purposes of the conversion ratio may under no circumstances be less than their nominal value. It is also envisaged that the Board of Directors should have power to determine whether interest accrued but not yet paid at the time of the conversion and/or exchange should be included in the valuation of each debenture or bond for the purposes of the conversion and/or exchange ratio between debentures or bonds and shares.

It is also pointed out that the authorisation to issue fixed income securities includes, applying by analogy Article 159.2 of the Consolidated Text of the Spanish Corporations Act, where the issue gives rise to convertible debentures or bonds, power for the Board of Directors to exclude the pre-emption right of shareholders and holders of convertible securities where necessary to do so in order to raise financial resources on the markets or where it is otherwise required in the interests of the Company. The Board of Directors is of the view that this additional option, which significantly widens the room for manoeuvre and response capacity provided by delegation of the power merely to issue convertible debentures or bonds, is justified on the one hand by the flexibility and agility with which it is necessary to act in today's financial markets, so as to take advantage of moments at which market conditions are at their most favourable, and on the other because the measure may be necessary when it is sought to raise the funds on the international markets or using bookbuilding techniques. Lastly, removal of the pre-emption right allows a relative reduction in the financial cost of borrowing and of the associated costs of the operation (including, in particular, the commission of the banks participating in the issue) in comparison with an issue with a pre-emption right, and at the same time has a less distorting effect on the trading of shares in the Company during the issue period.

However, it should be noted that exclusion of the pre-emption right is a power delegated by the General Meeting to the Board of Directors, and that it is for the latter, bearing in mind the specific circumstances and in compliance with the statutory requirements, to decide in each case whether or not that right should be excluded. Accordingly, should the Board decide to remove the pre-emption right in relation to a specific issue of convertible debentures or bonds it might resolve to make under the delegated powers being requested from the General Shareholders' Meeting, it would at the time of approving the issue prepare a detailed report setting out the specific reasons in the interests of the Company which warrant the measure, and that report shall be the subject of the corresponding report by the Auditor referred to in article 159.2 of the Spanish Corporations Act. Both reports shall be made available to shareholders and holders of convertible bonds and shall be notified to the first General Meeting to be held subsequently to the passing of the issue resolution.

At the same time, mindful of the fact that under certain circumstances it might be appropriate for funds to be raised by a subsidiary of the Group and since in such circumstances it is vital for the success of the operation that that any issue launched by the subsidiary has the full support and backing of the Company, the Board of Directors also requests express authorisation from the General Shareholders' Meeting to allow the Company to underwrite the liabilities of any nature which may be incurred by the subsidiaries as the result of the issues carried out by them for the purpose of raising funds for the Telefónica Group, for a period identical to that of the delegation of powers to issue the securities to which this report relates.

In addition, it is proposed that the resolutions be passed required by the rules in force to enable any securities issued under these delegated powers to be admitted to trading on any organised or other, official or unofficial Spanish or foreign secondary market.

Lastly, the draft resolution envisages expressly that the Board of Directors should be able in turn to delegate to the Executive Committee the powers of any nature granted to the Board.

3..                DRAFT RESOLUTION SUBMITTED FOR APPROVAL TO THE ORDINARY GENERAL SHAREHOLDERS' MEETING

The resolutions which the Board of Directors proposes to the Ordinary General Shareholders' Meeting for its approval in relation to this matter are those set out below:

To delegate to the Board of Directors, under Article 319 of the Rules of the Companies Registry (Reglamento del Registro Mercantil) and the general rules applicable to bond issues, applying by analogy Articles 153.1 b) and 159.2 of the Spanish Corporations Act, power to issue fixed income securities and preferred shares in accordance with the following terms:

  The aforementioned securities may be issued on one or more occasions within a maximum period of five years from the date on which this resolution is passed.

  The securities issued may be debentures, bonds, promissory notes and other fixed income securities, be they simple, or in the base of debentures and bonds, convertible into shares in the Company and/or exchangeable for shares in the Company, in any of the companies in its Group or in any other company. They may also be preferred shares.

  The total maximum amount of the Securities issue(s) effected under these delegated powers shall be 25,000,000,000 euros or the equivalent in a different currency.

  The delegated power shall extend to determination of the various terms and conditions of each issue (nominal value, issue price, redemption price, currency of the issue, interest rate, repayment, anti-dilution protection, subordination clauses, underwriting of the issue, place of issue, admission to listing, etc.).

  In the case of the issue of convertible and/or exchangeable debentures or bonds, for the purposes of setting the terms and method of the conversion and/or exchange, it is resolved to set the following criteria:

    Under normal circumstances the conversion and/or exchange ratio shall be fixed, and for that purpose fixed income securities shall be valued at their nominal amount and shares at such fixed price as is set in the resolution of the Board of Directors, or at the price calculable on the date or dates indicated in the Board resolution itself, according to the Stock Market price of the shares in the Company on the date(s) or over the period(s) used as a reference in that resolution. In any event, the price of the shares may not be less than the greater of (i) the arithmetical average of the closing prices of shares in the Company on the Spanish Continuous Market over the period to be set by the Board of Directors, of no more than three months or less than fifteen days before the date on which the meeting is held of the Board of Directors at which, in exercise of these delegated powers, it approves the issue of the debentures or bonds; and (ii) the closing price of the shares on that Continuous Market the day preceding that of the meeting of the Board of Directors at which, in exercise of these delegated powers, it approves the issue of the debentures or bonds. In the event of conversion with shares in a different company (belonging to the Group or otherwise) the same rules shall apply, to the extent that they are appropriate and adapted as and when necessary, although by reference to the quoted price of the shares in that company on the corresponding market.

    Notwithstanding the provision of paragraph a) above, it may be resolved to issue debentures or bonds with a variable conversion and/or exchangeable ratio. In that case, the share price for the purposes of the conversion and/or exchange shall be the arithmetical average of the closing prices of shares in the Company on the Continuous Market over the period to be set by the Board of Directors, of no more than three months or less than five days before the date of the conversion and/or exchange, with a premium or, as the case may be, a discount on that price per share. The premium or discount may be different for each conversion and/or exchange date (or, if applicable, each tranche of an issue), although where a discount is set on the price per share, it may not be more than 30%. In the event of conversion with shares in a different company (belonging to the Group or otherwise) the same rules shall apply, to the extent that they are appropriate and adapted as and when necessary, although by reference to the quoted price of the shares in that company on the corresponding market.

    As established in Article 292.3 of the Spanish Corporations Act, bonds may not be converted into shares where the nominal value of the former is less than that of the latter. Nor may convertible bonds be issued at less than their nominal value.

    Where there is a conversion and/or exchange, any fractions of a share to be transferred to the bondholder shall be rounded down to the nearest immediately lower figure, and each bondholder shall receive in cash any difference arising where that occurs.

    On approving an issue of convertible and/or exchangeable debentures or bonds under the authorisation hereby granted, the Board of Directors shall issue a Directors' Report detailing and specifying, on the basis of the criteria indicated above, the terms and method of the conversion applicable specifically to the issue in question. This report shall be accompanied by the corresponding report of the Auditors referred to in Article 292 of the Spanish Corporations Act.

  The power to issue convertible and/or exchangeable debentures or bonds shall in any event include:

    Power to increase capital by the amount necessary to meet the requirements of applications for conversion. That power may only be exercised where the Board, adding together the capital it increases to meet the requirements of the convertible debenture or bond issue and any other increases in capital it may have effected under authorisations granted by the General Meeting, does not exceed the limit of one half of the share capital amount referred to in Article 153.1 b) of the Spanish Corporations Act. This authorisation to increase capital includes power to issue and place into circulation, on one or more occasions, the shares required to effect the conversion, and power to amend the article of the articles of association of the Company relating to the share capital amount.

    Power to exclude the pre-emption right of shareholders or holders of convertible debentures or bonds, where necessary in order to raise financial resources on the international markets, to use bookbuilding techniques or where otherwise required in the interests of the Company. In any event, should the Board resolve to remove the pre-emption right in relation to a specific issue of convertible debentures or bonds it might resolve to make under these delegated powers, it would at the time of approving the issue prepare a detailed report setting out the specific reasons in the interests of the Company which warrant the measure, and that report shall be the subject of the corresponding report by an auditor other than the Company Auditor, appointed for that purpose by the Companies Registry, as referred to in article 159.2 of the Spanish Corporations Act. Both reports shall be made available to shareholders and holders of convertible bonds and shall be notified to the first General Meeting to be held subsequently to the passing of the issue resolution.

    Power to specify the details of the terms and method of the conversion and/or exchange as they are established in subparagraph 5 above and, in particular, power to set the time of the conversion and/or exchange, which may be limited to a predetermined period, ownership of the right to convert and/or exchange, which may be conferred on the Company or on bondholders, the method of providing consideration to the bondholder (by conversion, exchange or even a combination of both methods, which may remain at its discretion until the moment it takes place) and, in general, such matters and terms as are necessary or expedient for the purposes of the issue.

  So long as the convertible and/or exchangeable bonds issued under these powers can be converted and/or exchanged into shares, their holders shall enjoy such rights as pertain to them under the rules in force and, in particular, those relating to the pre-emption right (in the case of convertible bonds) and the anti-dilution clause in the cases laid down by statute, unless the General Meeting or the Board, on the terms and subject to the requirements of Article 159 of the Spanish Corporations Act, resolves to exclude in full or in part that pre-emption right belonging to shareholders and holders of convertible bonds.

  The Board of Directors shall also have power, within the total limit established in subparagraph 3 of this resolution, to underwrite on behalf of the Company issues of the Securities by its subsidiaries.

  The Board of Directors shall, at subsequent General Meetings held by the Company, report to shareholders on any exercise by it up to that time of the delegated powers to which this resolution relates

  The Company shall, where appropriate, apply for the Securities issued under these delegated powers to be admitted to trading on organised or otherwise, official or unofficial Spanish or foreign secondary markets, and the Board shall have power to perform such acts and take such steps in relation to the competent bodies of the various Spanish or foreign stock markets as are necessary for admission to listing.

For the purposes of Article 27 of the Stock Exchange Rules, (Reglamento de Bolsas de Comercio), it is expressly stated that, where there is a subsequent application to exclude from listing the Securities issued under these powers, that exclusion shall be adopted with the formalities referred to in that article and, in such a case, the interests of any shareholders or bondholders who oppose or do not vote for the resolution shall be protected, with compliance with the requirements of the Spanish Corporations Act and consistent provisions, the foregoing all in conformity with the aforementioned Stock Exchange Rules, Securities Market Act (Ley del Mercado de Valorest) and their implementing provisions.

The Board of Directors is authorised to delegate in turn to the Executive Committee (under the second paragraph of Article 141.1 of the Spanish Corporations Act the delegated powers referred to in this resolution.

The delegation of powers to issue fixed income securities granted by the General Shareholders' Meeting of the Company on April 11th, 2003 is hereby revoked, to the extent that those powers have not been exercised.

Madrid, March 28th, 2007